Exhibit 99.1
NEWS RELEASE

CONTACT:	Michael Berman (312) 279-1496	FOR IMMEDIATE RELEASE April 20, 2009
ELS REPORTS FIRST QUARTER RESULTS
Stable Core Performance
          CHICAGO, IL — April 20, 2009 — Equity LifeStyle Properties, Inc. (NYSE: ELS) (the “Company”) today announced results for the quarter ended March 31, 2009.
     a) Financial Results
          For the first quarter 2009, Funds From Operations (“FFO”) were $37.9 million, or $1.24 per share on a fully-diluted basis, compared to $32.6 million, or $1.07 per share on a fully-diluted basis for the same period in 2008. Net income available to common stockholders totaled $13.6 million, or $0.54 per share on a fully-diluted basis for the quarter ended March 31, 2009. This compares to net income available to common stockholders of $12.7 million, or $0.52 per share on a fully-diluted basis for the same period in 2008.
          The results for the quarter ended March 31, 2009 include approximately $1.6 million of net insurance proceeds reflected in income from other investments, net. Additionally, as discussed under Asset-related Transactions contained in this press release, the Company recognized $1.1 million in gains from the sale of two joint ventures which is reflected in equity in income of unconsolidated joint ventures. The combined insurance proceeds and joint venture gains resulted in approximately $2.7 million of additional FFO or approximately $2.3 million of net income available to common shares for the quarter ended March 31, 2009.
          Due to our August 14, 2008 acquisition of Privileged Access, L.P. (“Privileged Access”), the results for the quarter ended March 31, 2009 also include: 1) $5.2 million of net deferrals of non-refundable upfront payments from the sale of right-to-use contracts which are amortized over the estimated customer life and 2) $1.5 million of net deferrals of commissions paid on the sale of right-to use contracts which are also amortized on the same method as the deferred sales revenue. The net deferral for the quarter ended March 31, 2009 is approximately $3.7 million or $0.12 of net income per common share on a fully-diluted basis.
          See the attachment to this press release for reconciliation of FFO and FFO per share to net income available to common shares and net income per common share, respectively, the most directly comparable GAAP measure.
     b) Portfolio Performance
          First quarter 2009 property operating revenues were $124.4 million, compared to $106.4 million in the first quarter of 2008. For the quarter ended March 31, 2009, our Core property operating revenues increased approximately 2.2 percent and Core property operating expenses decreased approximately 0.8 percent, resulting in an increase of approximately 4.5 percent to income from Core property operations over the quarter ended March 31, 2008.

          For the quarter ended March 31, 2009, the Company had 20 new home sales (including three third-party dealer sales), which represents an 83.9 percent decrease as compared to the quarter ended March 31, 2008. Gross revenues from home sales were $1.2 million for the quarter ended March 31, 2009, compared to $6.2 million for the quarter ended March 31, 2008. Net loss from home sales and other was ($0.6) million for the quarter ended March 31, 2009, compared to a net loss from home sales and other of ($0.3) million for the same period last year. Net loss from home sales and other for the quarter ended March 31, 2009 includes a $0.9 million increase to cost of inventory home sales related to inventory carrying values and a $0.2 million increase in Chattel loan reserves.
          Property management expenses were $8.7 million for the quarter ended March 31, 2009, compared to $5.3 million for the same period last year. A significant portion of the increase in property management expenses was due to the acquisition and consolidation of Privileged Access and the 82 Company properties that Privileged Access had been leasing and operating prior to the Company’s acquisition of Privileged Access on August 14, 2008.
     c) Asset-related Transactions
          During the quarter ended March 31, 2009, the Company acquired the remaining 75 percent interests in three Diversified Portfolio joint ventures as follows: (1) Robin Hill, a 270 site property in Lenhartsville, Pennsylvania, (2) Sun Valley, a 265 site property in Brownsville, Pennsylvania and (3) Plymouth Rock, a 609 site property in Elkhart Lake, Wisconsin. The gross purchase price was approximately $19.2 million, and we assumed mortgage loans of approximately $12.9 million with a weighted average interest rate of 6.0 percent per annum.
          The Company also sold its 25 percent interest in two Diversified Portfolio joint ventures known as Pine Haven, a 625 site property in Ocean View, New Jersey and Round Top, a 319 site property in Gettysburg, Pennsylvania. A gain on sale of approximately $1.1 million was recognized during the quarter ended March 31, 2009 and is included in equity in income of unconsolidated joint ventures.
          The Company currently has two all-age properties held for disposition, which are in various stages of negotiations for sale. The Company plans to either reinvest the proceeds from the sales of these properties or reduce its outstanding lines of credit.
     d) Balance Sheet
          Our average long-term secured debt balance was approximately $1.6 billion in the quarter, with a weighted average interest rate, including amortization, of approximately 6.20 percent per annum. Our unsecured debt balance currently has an availability of $370 million. Interest coverage was approximately 2.8 times in the quarter ended March 31, 2009.
          During the quarter ended March 31, 2009, the Company closed on approximately $57 million of financing with Fannie Mae on two manufactured home properties at a stated interest rate of 6.38 percent per annum, maturing in 2019. The Company also paid off two maturing mortgages totaling approximately $22 million with a weighted average interested rate of 5.43 percent per annum.
          In April 2009, the Company closed on approximately $18 million of financing on one manufactured home property at a stated interest rate of 5.79 percent per annum, maturing in 2019. The Company also paid off two maturing mortgages totaling approximately $11 million with a weighted average interest rate of 6.07 percent per annum.

          The Company has approximately $48 million of secured mortgage debt that matures in the remainder of 2009.
     e) Other
          On April 17, 2009, the United States District Court for the Northern District of California issued an Order for Entry of Judgment, and an Order relating to the parties’ requests for attorneys’ fees, in connection with the Company’s lawsuit against the City of San Rafael, challenging the City of San Rafael’s rent control ordinance. The Company filed the two Orders on a Form 8-K earlier today.
          The Company anticipates filing an automatic Shelf Registration Statement on Form S-3 during the quarter ended June 30, 2009, a common practice among REIT’s to provide the Company greater financial flexibility. This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. There can be no assurance as to the timing and terms of our anticipated filing.
     f) Guidance
          Guidance for 2009 FFO per share, on a fully-diluted basis, is projected to be in the range of $3.45 to $3.65 for the year ending December 31, 2009 and in the range of $0.66 to $0.72 for the quarter ending June 30, 2009. The Company estimates 2009 core property operating revenue will grow between 2.75 and 3.25 percent over 2008 and income from Core property operations, excluding property management expenses, is expected to grow from approximately 3 to 4 percent over 2008.
          Guidance for 2009 net income per common share, on a fully-diluted basis, is projected to be in the range of $0.75 to $0.95 for the year ending December 31, 2009 and in the range of $0.00 to $0.06 for the quarter ending June 30, 2009. The Company has determined that certain depreciable assets acquired during the last three years were inadvertently omitted from prior year depreciation expense calculations. Since the total amounts involved were immaterial to the Company’s financial position and results of operations, the Company has decided to record additional depreciation expense in 2009 to reflect this adjustment. As a result, the quarter ended March 31, 2009 includes approximately $1 million of prior period depreciation expense. Periods after March 31, 2009 will reflect the then current period depreciation expense.
          The Company’s guidance range acknowledges the existence of volatile economic conditions, which may impact our current guidance assumptions. Factors impacting 2009 guidance include (i) the mix of site usage within the portfolio; (ii) yield management on our short-term resort sites; (iii) scheduled or implemented rate increases on community and resort sites; (iv) scheduled or implemented rate increases of annual payments under right-to-use contracts; (v) occupancy changes; and (vi) our ability to retain and attract customers renewing or purchasing right-to-use contracts. Results for 2009 also may be impacted by, among other things (i) continued competitive housing options and new home sales initiatives impacting occupancy levels at certain properties; (ii) variability in income from home sales operations, including anticipated expansion projects; (iii) potential effects of uncontrollable factors such as environmental remediation costs and hurricanes; (iv) potential acquisitions, investments and dispositions; (v) mortgage debt maturing during 2009; (vi) changes in interest rates; and (vii) continued initiatives regarding rent control legislation in California and related legal fees. Quarter-to-quarter results during the year are impacted by the seasonality at certain of the properties.

          Equity LifeStyle Properties, Inc. owns or has an interest in 308 quality properties in 28 states and British Columbia consisting of 110,855 sites. The Company is a self-administered, self-managed, real estate investment trust (REIT) with headquarters in Chicago.
          A live webcast of Equity LifeStyle Properties, Inc.’s conference call discussing these results will be available via the Company’s website in the Investor Info section at www.equitylifestyle.com at 10:00 a.m. Central time on April 21, 2009.
          This news release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used, words such as “anticipate,” “expect,” “believe,” “project,” “intend,” “may be” and “will be” and similar words or phrases, or the negative thereof, unless the context requires otherwise, are intended to identify forward-looking statements. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, including, but not limited to:
•	in the age-qualified properties, home sales results could be impacted by the ability of potential homebuyers to sell their existing residences as well as by financial, credit and capital markets volatility;

•	in the all-age properties, results from home sales and occupancy will continue to be impacted by local economic conditions, lack of affordable manufactured home financing, and competition from alternative housing options including site-built single-family housing;

•	in the properties we recently started operating as a result of our acquisition of Privileged Access and all properties, our ability to control costs, property market conditions, the actual rate of decline in customers, the actual use of sites by customers and our success in acquiring new customers;

•	our ability to maintain rental rates and occupancy with respect to properties currently owned or pending acquisitions;

•	our assumptions about rental and home sales markets;

•	the completion of pending acquisitions and timing with respect thereto;

•	ability to obtain financing or refinance existing debt;

•	the effect of interest rates;

•	the effect of accounting for the sale of agreements to customers representing a right-to-use the properties previously leased by Privileged Access under Staff Accounting Bulletin No. 104, Revenue Recognition in Consolidated Financial Statements, Corrected; and

•	other risks indicated from time to time in our filings with the Securities and Exchange Commission.
          These forward-looking statements are based on management’s present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise.
          Tables follow:

Equity LifeStyle Properties, Inc.
Selected Financial Data
(Unaudited)
(Amounts in thousands except for per share data)

	Quarters Ended
	March 31,	March 31,
	2009	2008
Property Operations:
Community base rental income	$63,184	$61,034
Resort base rental income	35,458	34,597
Right-to-use annual payments	12,895	—
Right-to-use contracts current period, gross	5,577	—
Right-to-use contracts current period, deferred, net of prior period amortization	(5,163)	—
Utility and other income	12,404	10,791

Property operating revenues	124,355	106,422

Property operating and maintenance	42,004	33,769
Real estate taxes	8,456	7,440
Sales and marketing, gross	3,072	—
Sales and marketing, deferred commissions, net	(1,493)	—
Property management	8,704	5,294

Property operating expenses	60,743	46,503

Income from property operations	63,612	59,919

Home Sales Operations:
Gross revenues from inventory home sales	1,211	6,195
Cost of inventory home sales	(2,117)	(6,750)

Gross loss from inventory home sales	(906)	(555)
Brokered resale revenues, net	186	367
Home selling expenses	(1,072)	(1,513)
Ancillary services revenues, net	1,156	1,448

Loss from home sales and other	(636)	(253)

Other Income and Expenses:
Interest income	1,383	387
Income from other investments, net	2,523	6,910
General and administrative	(6,157)	(5,399)
Rent control initiatives	(146)	(1,347)
Interest and related amortization	(24,550)	(24,984)
Depreciation on corporate assets	(168)	(98)
Depreciation on real estate and other costs	(17,399)	(16,274)

Total other expenses, net	(44,514)	(40,805)

Consolidated income from continuing operations	18,462	18,861

Equity in income of unconsolidated joint ventures	1,903	884
Discontinued operations:
Discontinued operations	126	57
Loss on sale from discontinued real estate	(20)	(41)

Income from discontinued operations	106	16

Consolidated net income	20,471	19,761

Income allocated to non-controlling interests:
Common OP Units	(2,776)	(3,001)
Perpetual OP Units	(4,033)	(4,032)
Common OP Units from discontinued operations	(18)	(3)

Net income available for Common Shares	$13,644	$12,725

Net income per Common Share — Basic	$0.55	$0.53
Net income per Common Share — Fully Diluted	$0.54	$0.52

Average Common Shares — Basic	24,945	24,200
Average Common Shares and OP Units — Basic	30,206	30,028
Average Common Shares and OP Units —Fully Diluted	30,523	30,386

Equity LifeStyle Properties, Inc.
(Unaudited)

	Quarters Ended
Reconciliation of Net Income to FFO and FAD	March 31,	March 31,
(amounts in 000s, except for per share data)	2009	2008

Computation of funds from operations:
Net income	$13,644	$12,725
Income allocated to common OP Units	2,794	3,004
Right-to-use contract sales, deferred, net (1)	5,163	—
Right-to-use contract commissions, deferred, net (2)	(1,493)	—
Depreciation on real estate assets and other	17,399	16,274
Depreciation on unconsolidated joint ventures	326	592
Loss on the sale of property	20	41

Funds from operations (FFO)	$37,853	$32,636

Non-revenue producing improvements to real estate	(3,599)	(2,087)

Funds available for distribution (FAD)	$34,254	$30,549

FFO per Common Share — Basic	$1.25	$1.09
FFO per Common Share — Fully Diluted	$1.24	$1.07
FAD per Common Share — Basic	$1.13	$1.02
FAD per Common Share — Fully Diluted	$1.12	$1.01

(1)	The Company is required by GAAP to defer recognition of the non-refundable upfront payments from the sale of right-to-use contracts over the estimated customer life. The customer life is currently estimated to range from one to 31 years and is determined based upon historical attrition rates provided to the Company by Privileged Access. The amount shown represents the deferral of a substantial portion of current period contract sales, offset by the amortization of prior period sales, if any.

(2)	The Company is required by GAAP to defer recognition of the commission paid related to the sale of right-to-use contracts. The deferred commissions will be amortized on the same method as the related non-refundable upfront payments from the sale of right-to-use contracts. The amount shown represents the deferral of a substantial portion of current period contract commissions, offset by the amortization of prior period commissions, if any.
Income from Property Operations Detail
(Amounts in thousands)

	Equity Lifestyle		Privileged Access		Consolidated
	Quarters Ended		Quarters Ended		Quarters Ended
	March 31,	March 31,	March 31,	March 31,	March 31,	March 31,
	2009	2008	2009	2008	2009	2008
Community base rental income	$63,184	$61,034	—	—	$63,184	$61,034
Resort base rental income	32,849	34,597	2,609	—	35,458	34,597
Right-to-use annual payments	—	—	12,895	—	12,895	—
Right-to-use contracts current period, gross	—	—	5,577	—	5,577	—
Utility and other income	11,411	10,791	993	—	12,404	10,791

Property operating revenues excluding deferrals	107,444	106,422	22,074	—	129,518	106,422

Property operating and maintenance	32,316	33,769	9,688	—	42,004	33,769
Real estate taxes	7,486	7,440	970	—	8,456	7,440
Sales and marketing, gross	—	—	3,072	—	3,072	—

Property operating expenses excluding deferrals	39,802	41,209	13,730	—	53,532	41,209

Income from property operations, excluding deferrals and Property management	67,642	65,213	8,344	—	75,986	65,213

Right-to-use contract sales deferred, net	—	—	(5,163)	—	(5,163)	—
Right-to-use contract commissions deferred net	—	—	1,493	—	1,493	—

Income from property operations, excluding Property management	67,642	65,213	4,674	—	72,316	65,213

Property management					8,704	5,294

Income from property operations					$63,612	$59,919

Equity LifeStyle Properties, Inc.
(Unaudited)

	As Of	As Of
	March 31,	December 31,
Total Common Shares and OP Units Outstanding:	2009	2008

Total Common Shares Outstanding	25,268,229	25,051,322
Total Common OP Units Outstanding	5,167,695	5,366,741

	March 31,	December 31,
	2009	2008
Selected Balance Sheet Data:	(amounts in 000s)	(amounts in 000s)
Total real estate, net	$1,937,543	$1,929,788
Cash and cash equivalents	$16,679	$45,312
Total assets	$2,067,116	$2,091,647

Mortgage notes payable	$1,609,703	$1,569,403
Unsecured debt	$1,300	$93,000
Total liabilities	$1,760,639	$1,795,413
Total stockholders’ equity and Non-controlling interests	$306,477	$296,234
Summary of Total Sites as of March 31, 2009:

Sites

Community sites (1)	44,900
Resort sites:
Annuals	20,800
Seasonal	9,000
Transient	9,000
Membership (2)	24,300
Joint Ventures (3)	3,100

111,100

(1)	Includes 655 sites from discontinued operations.

(2)	Sites primarily utilized by approximately 116,000 members.

(3)	Joint Venture income is included in equity in income from unconsolidated joint ventures.

Equity LifeStyle Properties, Inc.
(Unaudited)

	Quarters Ended
Manufactured Home Site Figures and	March 31,	March 31,
Occupancy Averages: (1)	2009	2008

Total Sites	44,233	44,160
Occupied Sites	39,984	39,972
Occupancy %	90.4%	90.5%
Monthly Base Rent Per Site	$527	$509
Core (2) Monthly Base Rent Per Site	$527	$509

	Quarters Ended
	March 31,	March 31,
Home Sales:(1) (Dollar amounts in thousands)	2009	2008

New Home Sales Volume (3)	20	124
New Home Sales Gross Revenues	$826	$5,800

Used Home Sales Volume	67	61
Used Home Sales Gross Revenues	$385	$395

Brokered Home Resale Volume	158	240
Brokered Home Resale Revenues, net	$186	$367

(1)	Results of continuing operations, excludes discontinued operations

(2)	The Core Portfolio may change from time-to-time depending on acquisitions, dispositions and significant transactions or unique situations. The Core Portfolio includes all Properties acquired prior to December 31, 2007 and which are currently owned and operated by the Company.

(3)	Quarter ended March 31, 2009, includes three third-party dealer sales. Quarter ended March 31, 2008, include 24 third-party dealer sales.

Net Income and FFO per Common Share Guidance	Second Quarter 2009		Full Year 2009
on a fully diluted basis (unaudited):	Low	High	Low	High

Projected net income (1)	$0.00	$0.06	$0.75	$0.95
Projected depreciation	0.56	0.56	2.29	2.29
Projected net deferral of right-to-use sales and commissions	0.10	0.10	0.41	0.41

Projected FFO	$0.66	$0.72	$3.45	$3.65

(1)	Due to the uncertain timing and extent of right-to-use sales and the resulting deferrals, actual net income could differ materially from expected net income.
Non-GAAP Financial Measures
     Funds from Operations (“FFO”), is a non-GAAP financial measure. The Company believes that FFO, as defined by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), is an appropriate measure of performance for an equity REIT. While FFO is a relevant and widely used measure of operating performance for equity REITs, it does not represent cash flow from operations or net income as defined by GAAP, and it should not be considered as an alternative to these indicators in evaluating liquidity or operating performance.
     FFO is defined as net income, computed in accordance with GAAP, excluding gains or losses from sales of properties, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. The Company receives up-front non-refundable payments from the sale of right-to-use contracts. In accordance with GAAP, the upfront non-refundable payments and related commissions are deferred and amortized over the estimated customer life. Although the NAREIT definition of FFO does not address the treatment of nonrefundable right-to-use payments, the Company believes that it is appropriate to adjust for the impact of the deferral activity in our calculation of FFO. The Company believes that FFO is helpful to investors as one of several measures of the performance of an equity REIT. The Company further believes that by excluding the effect of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and among other equity REITs. The Company believes that the adjustment to FFO for the net revenue deferral of upfront non-refundable payments and expense deferral of right-to-use contract commissions also facilitates the comparison to other equity REITs. Investors should review FFO, along with GAAP net income and cash flow from operating activities, investing activities and financing activities, when evaluating an equity REIT’s operating performance. The Company computes FFO in accordance with our interpretation of standards established by NAREIT, which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than we do. Funds available for distribution (“FAD”) is a non-GAAP financial measure. FAD is defined as FFO less non-revenue producing capital expenditures. Investors should review FFO and FAD, along with GAAP net income and cash flow from operating activities, investing activities and financing activities, when evaluating an equity REIT’s operating performance. FFO and FAD do not represent cash generated from operating activities in accordance with GAAP, nor do they represent cash available to pay distributions and should not be considered as an alternative to net income, determined in accordance with GAAP, as an indication of our financial performance, or to cash flow from operating activities, determined in accordance with GAAP, as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make cash distributions.